UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 20, 2005

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
411 First Avenue South, Suite 600
Seattle, WA 98104-2860
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(206) 701-2000
Registrant’s facsimile number, including area code:	(206) 701-2500
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
          On December 20, 2005, our Board of Directors approved retention agreements with each of three key executive officers: Peter J. Ungaro, President and Chief Executive Officer; Brian C. Henry, Executive Vice President and Chief Financial Officer; and Margaret Williams, Senior Vice President. Each agreement provides that if the officer remains employed by the Company through December 31, 2006, and December 31, 2007, he or she will receive a retention bonus. The amount of the bonus is equal to, for 2006, 100% of the sum of the officer’s base pay in 2006 plus target bonus assuming 100% of target is reached, and, for 2007, 50% of the sum of the officer’s base pay in 2007 plus target bonus assuming 100% of target is reached. In the event the officer is terminated without Cause or terminates with Good Reason, as such terms are defined in the agreement, Mr. Henry and Ms. Williams would receive payment under the retention agreement and, if applicable, a payment under the Company’s Executive Severance Policy, as then in effect; in such event Mr. Ungaro would receive the higher of the payment under the retention agreement or the Executive Severance Policy, but not payments under both. An officer would not receive a payment under the retention agreement if he or she were terminated for Cause, died, retired, terminated employment other than for Good Reason or because of Disability, as such terms are defined in the retention agreement. If there were a change of control, the Board then would determine whether the retention agreements would be applicable. The retention agreements are attached as exhibits.
           In order to reward and provide additional retention incentives to our employees, the Board then also approved a broad grant of stock options to substantially all employees world-wide who joined us before 2005 (approximately 700 in total); because of a limited number of options available under our existing plans, the grant included a repricing of certain outstanding options previously granted to employees. The Board similarily approved a grant of restricted shares under our 2004 Long-Term Equity Compensation Plan. The option grant covers an aggregate of approximately 1,230,000 shares with an exercise price of $1.49 per share. The options are immediately exercisable and have a ten-year life. The repricing covered an aggregate of approximately 1,275,000 outstanding options previously granted under our 1999 and 2000 stock option plans with exercise prices above $3.50 per share and lowered the option price for those options to $1.49 per share. The repriced options are immediately exercisable. There was no change in the number of shares subject to each repriced option, the remaining exercise period of the options or other terms. No new options were granted to executive officers while Kenneth W. Johnson, Senior Vice President and General Counsel, received 217,500 repriced options. The grant of stock options, including the repricing of options, will not result in a financial charge to our statement of operations in 2006; the repricing of options may result in a non-cash adjustment, which we believe will be immaterial in amount, in our statement of operations for the last half of December 2005 under variable accounting rules.
          The restrictive stock grant covered an aggregate of 1,815,000 restricted shares, including grants to the following executive officers: Peter J. Ungaro, President and Chief Executive Officer – 600,000 shares; Brian C. Henry, Executive Vice President and Chief Financial Officer – 350,000 shares; Margaret Williams, Senior Vice President – 350,000 shares; and Kenneth W. Johnson, Senior Vice President and General Counsel – 100,000 shares. Each restricted share vests in full on June 30, 2007, if the recipient continues to be an employee on that date, or vests earlier if the recipient ceases to be employed because of death or Disability, termination without Cause or termination for Good Reason, as such terms are defined in the restricted stock agreement. While the Company retains control over the share certificates, the recipients are owners of the shares and may vote the shares and receive any dividends; they may not transfer the shares until they vest. All outstanding restricted shares are expected to result in a non-cash charge to our statement of operations of approximately $500,000 per quarter through June 30, 2007, subject to adjustment for earlier terminations. The form of restricted stock agreement was also approved by the Board and is attached as an exhibit.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits

10.1	Form of Restricted Stock Agreement

10.2	Retention Agreement, dated December 20, 2005, between the Company and Peter J. Ungaro

10.3	Retention Agreement, dated December 20, 2005, between the Company and Brian C. Henry

10.4	Retention Agreement, dated December 20, 2005, between the Company and Margaret Williams

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
December 22, 2005

Cray Inc.
By:	/s/ Kenneth W. Johnson
Kenneth W. Johnson
Senior Vice President and General Counsel

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